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                                                                                                            Exhibit 12

                                                            Potlatch Corporation
                                           Computation of Ratio of Earnings to Fixed Charges

                                                            (in thousands)


                                                           2001          2000           1999         1998         1997
                                                           ----          ----           ----         ----         ----

Earnings (loss) before taxes on income                 (130,238)      (54,449)        66,044       58,175       54,635

Add:
    Interest expense                                     77,853        59,438         45,442       49,744       46,124
    Rental expense factor (1)                             4,248         4,266          4,017        3,399        3,179
    Discount and loan expense
       amortization                                       3,755           508            460          300          412
                                                     -----------------------------------------------------------------

Earnings available for fixed charges                    (44,382)        9,763        115,963      111,618      104,350
                                                      ================================================================


Fixed charges:
    Interest expense                                     77,853        59,438         45,442       49,744       46,124
    Capitalized interest                                  1,032         3,964         10,320        5,070        6,068
    Rental expense factor (1)                             4,248         4,266          4,017        3,399        3,179
    Discount and loan expense
       amortization                                       3,755           508            460          300          412
                                                      ----------------------------------------------------------------

Total fixed charges                                      86,888        68,176         60,239       58,513       55,783
                                                       ===============================================================

Ratio of earnings to fixed charges                          (.5)           .1            1.9          1.9          1.9
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(1)     "Rental expense factor" is the portion of rental expense estimated to be representative of the interest factor within rental expense.

The dollar amount of deficiency in earnings available for fixed charges for a one-to-one ratio for the years 2001 and 2000 are $131,270 and $58,413, respectively.